Filed pursuant to Rule 424(b)(2)

Registration Nos. 333-157386 and 333-157386-01

ELKS PRODUCT SUPPLEMENT

(To the prospectus supplement dated February 11, 2011 and the prospectus dated February 11, 2011)

Citigroup Funding Inc.

Medium-Term Notes, Series D

Equity LinKed Securities (ELKS®)

Any Payments Due from Citigroup Funding Inc. Fully and Unconditionally Guaranteed

by Citigroup Inc.

General Terms of Sale

The following terms will apply generally to the ELKS that we will sell from time to time using this ELKS product supplement and the accompanying prospectus supplement and prospectus. Information on the specific terms for a particular series of ELKS, including any changes to the general terms specified below, will be set forth in a supplement which we will deliver to prospective buyers of those ELKS. We refer to the supplement that sets forth the preliminary terms for a particular series of ELKS as an offering summary and to the supplement that sets forth the final terms for a particular series of ELKS as a pricing supplement. If the terms described in the offering summary are inconsistent with the terms specified in this ELKS product supplement or in the accompanying prospectus supplement or prospectus, the terms specified in the offering summary control. The final terms set forth in a pricing supplement will supersede the preliminary terms set forth in the related offering summary.

•	The ELKS will mature between 3 months and 2 years from the date of issue and will pay a fixed coupon.
•

The amount you will receive at maturity will depend upon the performance of the underlying equity over the term of the ELKS. The underlying equity may be (i) shares of a company; (ii) American Depositary Receipts (“ADRs”) representing the ordinary shares of a company or (iii) Exchange Traded Fund (“ETF”) shares. We refer to the applicable company or ETF as the underlying equity issuer. At maturity you will receive, for each ELKS that you hold:

•

a certain number of underlying shares or ADRs, as applicable, (or if you elect, the cash value of those shares or ADRs), which we refer to as the equity ratio and which is subject to adjustment for a number of dilution events, if the trading price of the underlying equity at any time after the date on which the ELKS are priced for initial sale to the public (which we refer to as the pricing date), up to and including the valuation date specified in the applicable offering summary as superseded after pricing by the related pricing supplement (whether intra-day or at the close of trading on any day) is less than or equal to a certain dollar amount (which we refer to as the downside threshold price); or

•	$10 in cash.
•

Payment at maturity may be less than the principal amount of your investment in the ELKS. If the trading price of the underlying equity on any trading day after the pricing date up to and including the valuation date (whether intra-day or at the close of trading on any day) is less than or equal to the downside threshold price, the value of the underlying shares or ADRs you will receive at maturity (or if you elect, the cash value of those shares or ADRs) for each ELKS that you hold may be less than the principal amount of each ELKS and could be zero. You will not in any case receive cash at maturity in an amount greater than $10 unless (1) the trading price of the underlying equity on any trading day after the pricing date up to and including the valuation date is less than or equal to the downside threshold price and (2) the closing price of the underlying equity at maturity (or on the valuation date if you elect to receive the cash value of the underlying shares or ADRs, as applicable) is greater than the initial equity price.

•	The applicable offering summary as superseded after pricing by the related pricing supplement will specify whether a particular series of ELKS is expected to be listed on a securities exchange.

You should review “Description of the ELKS” below and the applicable offering summary as superseded after pricing by the related pricing supplement for a description of features that apply to your ELKS. Additionally, you should consider carefully the information under “Risk Factors Relating to the ELKS” beginning on page EPS-8 of this ELKS product supplement.

The ELKS will represent obligations of Citigroup Funding Inc. only. The underlying equity issuer will not be involved in any way in the offering of any ELKS and will not have any obligations relating to the ELKS or to holders of the ELKS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the ELKS or determined that this ELKS product supplement or any accompanying prospectus supplement, prospectus or pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The ELKS are not deposits or savings accounts but are unsecured debt obligations of Citigroup Funding Inc. The ELKS are not insured or guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) or by any other governmental agency or instrumentality.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

Citi

February 14, 2011

SUMMARY INFORMATION — Q&A

What Are the ELKS?

The ELKS return an amount at maturity that will depend on whether the trading price of the underlying equity on any trading day after the date on which the ELKS are priced for initial sale to the public, which we refer to as the pricing date, up to and including the specified valuation date (whether intra-day or at the close of trading on any day) is less than or equal to a certain dollar amount, which we refer to as the downside threshold price and which is always lower than the initial equity price. If the trading price of the underlying equity at any time after the pricing date up to and including the valuation date (whether intra-day or at the close of trading on any day) is less than or equal to the downside threshold price, then the amount you receive at maturity will be directly linked to the price of the underlying equity at maturity (or on the valuation date if you elect to receive the cash value of the underlying shares or ADRs, as applicable) and will be less than or equal to the amount of your initial investment except in the circumstances described in the next sentence. You will not in any case benefit from any increase in the price of the underlying equity or receive an amount at maturity greater than your investment (without taking into consideration any coupon payments on the ELKS) unless (1) the trading price of the underlying equity at any time after the pricing date up to and including the valuation date is less than or equal to the downside threshold price and (2) the closing price of the underlying equity at maturity (or on the valuation date if you elect to receive the cash value of the underlying shares or ADRs, as applicable) is greater than the initial equity price.

Each issuance of ELKS by Citigroup Funding Inc. will be a series of unsecured senior debt securities, any payments due on the ELKS are fully and unconditionally guaranteed by Citigroup Inc. The ELKS will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and, as a result of the guarantee, any payments due on the ELKS will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the principal amount of your investment in the ELKS is not guaranteed. The ELKS will mature between 3 months and 2 years from the date of issue and will not provide for earlier redemption by you.

The aggregate principal amount of each series of ELKS will be set forth in the applicable pricing supplement. Each ELKS will represent a principal amount of $10. You will be able to transfer the ELKS only in units of $10 and integral multiples of $10. You will not have the right to receive physical certificates evidencing your ownership of the ELKS except under limited circumstances. Instead, we will issue the ELKS in the form of a global certificate, which will be held by the Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the ELKS by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the ELKS through the accounts that these systems maintain with DTC. You should refer to the section “Description of the Notes — Book-Entry System” in the accompanying prospectus supplement and the section “Description of Debt Securities — Book-Entry Procedures and Settlement” in the accompanying prospectus.

Will I Receive Interest on the ELKS?

A coupon will be payable on the ELKS and will be composed of an interest payment and a payment (in whole or in part) of an option premium, each as specified in the applicable offering summary as superseded after pricing by the related pricing supplement. Interest will be payable at the per annum rate and on the dates specified in the applicable offering summary as superseded after pricing by the related pricing supplement. Unless specified otherwise in the applicable offering summary as superseded after pricing by the related pricing supplement, interest will be calculated in the manner set forth in “Description of Debt Securities —” in the accompanying prospectus.

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What Will I Receive at Maturity of the ELKS?

The amount you will receive at maturity will depend upon the performance of the underlying equity over the term of the ELKS. At maturity, you will receive for each ELKS you hold either:

•

a number of underlying shares or ADRs, as applicable, equal to the equity ratio (or if you elect, the cash value of those shares or ADRs, based on the closing price of the underlying equity on the valuation date), if the trading price of the underlying equity at any time after the pricing date up to and including the valuation date (whether intra-day or at the close of trading on any day) is less than or equal to the downside threshold price (any fractional share will be paid in cash); or

•	$10 in cash.

As a result, if the trading price of the underlying equity on any trading day after the pricing date up to and including the valuation date (whether intra-day or at the close of trading on any day) is less than or equal to the downside threshold price, the value of the underlying equity you will receive at maturity (or if you elect, the cash value of the underlying shares or ADRs, as applicable) for each ELKS that you hold may be less than the principal amount of each ELKS and could be zero. You will not in any case receive cash at maturity in an amount greater than $10 unless (1) the trading price of the underlying equity on any trading day after the pricing date up to and including the valuation date is less than or equal to the downside threshold price and (2) the closing price of the underlying equity at maturity (or on the valuation date if you elect to receive the cash value of the underlying shares or ADRs, as applicable) is greater than the initial equity price.

You may elect to receive from Citigroup Funding the cash value of the shares or ADRs, as applicable, you would otherwise receive at maturity by providing notice of your election to your broker, in accordance with your broker’s procedures, so that your broker can irrevocably notify the trustee and paying agent of your election no sooner than 20 business days before maturity and no later than 5 business days before maturity. If you do not elect to receive cash, you will be deemed to have (1) instructed Citigroup Funding to pay the cash value of the number of underlying shares or ADRs, as applicable, equal to the equity ratio to the stock delivery agent, and (2) instructed the stock delivery agent to purchase for you underlying shares or ADRs, as applicable, based on its closing price on the valuation date. If you do not wish to receive underlying shares or ADRs at maturity under any circumstances, you should provide notice of your cash election to your broker. You should provide this notice even if the trading price of the underlying equity at any time prior to your election has not been less than or equal to the downside threshold price set forth in the applicable offering summary as superseded after pricing by the related pricing supplement. If you elect to receive the cash value of the number of underlying shares or ADRs, as applicable, equal to the equity ratio you would otherwise be entitled to at maturity, the amount of cash you receive at maturity will be determined based on the closing price of underlying equity on the valuation date. This amount will not change from the amount fixed on the valuation date, even if the closing price of underlying equity changes from the valuation date to maturity. Conversely, if you do not make a cash election and instead receive a number of underlying shares or ADRs, as applicable, at maturity equal to the equity ratio, the value of those shares or ADRs at maturity will be different from the value of those shares or ADRs on the valuation date if the closing price of underlying equity changes from the valuation date to maturity.

The payment of cash to the stock delivery agent by Citigroup Funding pursuant to your deemed instruction will fully satisfy Citigroup Funding’s obligation to you under the ELKS, and the stock delivery agent will then be obligated to purchase underlying shares or ADRs, as applicable, for you based on the closing price on the valuation date. Citigroup Global Markets Inc. has agreed to act as stock delivery agent for the ELKS.

The equity ratio will equal $10 divided by the initial equity price, as specified in the applicable offering summary as superseded after pricing by the related pricing supplement.

The initial equity price will equal the price per share or ADR, as applicable, of the underlying equity at the market close on the pricing date, as specified in the applicable offering summary as superseded after pricing by the related pricing supplement.

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The downside threshold price will be determined on the pricing date and will equal a certain dollar amount, which will always be less than the initial equity price, as specified in the applicable offering summary as superseded after pricing by the related pricing supplement.

The valuation date will be specified in the applicable offering summary as superseded after pricing by the related pricing supplement.

A market disruption event means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise), or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of (1) the underlying equity (or any other security for which a trading price or closing price must be determined); (2) any options contracts or futures contracts relating to the underlying equity (or other relevant security), or any options on such futures contracts, on any exchange or market; or (3) if the underlying equity is ETF shares, stocks which then comprise 20% or more of the value of the assets underlying the ETF; if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material. For ELKS based upon ETF shares, for purposes of determining whether a market disruption event exists at any time, if trading in a security included in the assets underlying the ETF is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the assets underlying the ETF will be based on a comparison of the portion of the value of assets underlying the ETF attributable to that security relative to the overall value of the assets underlying the ETF, in each case immediately before that suspension or limitation.

A trading day means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a market disruption event) on the New York Stock Exchange, the American Stock Exchange, Nasdaq, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States, or in the case of a security traded on one or more non-U.S. securities exchanges or markets, on the principal non-U.S. securities exchange or market for such security.

The trading price of the underlying equity or any other security for which a trading price must be determined (as described in the section “Description of the ELKS — Dilution Adjustments” in this ELKS product supplement) on any date of determination will be (1) if the security is listed on a national securities exchange on that date of determination, any reported sale price, regular way, of the principal trading session on that date on the principal national securities exchange on which security is listed or admitted to trading, and (2) if the security is not listed on a national securities exchange on that date of determination, or if the reported sale price on such exchange is not obtainable (even if the security is listed or admitted to trading on such exchange), any reported sale price of the principal trading session on the over-the-counter market on that date as reported on the OTC Bulletin Board, the National Quotation Bureau or a similar organization. The determination of the trading price by the calculation agent in the event of a market disruption event may be deferred by the calculation agent for up to five consecutive trading days on which a market disruption event is occurring, but not past the valuation date. If no reported sale price of the principal trading session is available pursuant to clauses (1) or (2) above or if there is a market disruption event, the trading price on any date of determination, unless deferred by the calculation agent as described in the preceding sentence, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the security obtained from as many dealers in such security (which may include Citigroup Global Markets or any of our other affiliates or subsidiaries), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. The term “OTC Bulletin Board” will include any successor to such service.

The specific underlying equity issuer, underlying equity, initial equity price, equity ratio, downside threshold price, pricing date and valuation date will be set forth in the applicable offering summary as superseded after pricing by the related pricing supplement.

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Where Can I Find Examples of Hypothetical Amounts Payable at Maturity?

For a table setting forth hypothetical amounts you could receive at maturity, see “Hypothetical Amounts Payable at Maturity” or equivalent section in the applicable offering summary as superseded after pricing by the related pricing supplement.

How Has the Underlying Equity Performed Historically?

The applicable offering summary as superseded after pricing by the related pricing supplement will provide certain historical information on the underlying equity. We will provide this historical information to help you evaluate the behavior of the underlying equity in recent years. However, past performance is not indicative of how the underlying equity will perform in the future. You should also refer to the section “Risk Factors Relating to the ELKS—You Will Have No Rights Against the Underlying Equity Issuer Unless and Until You Receive Underlying Equity at Maturity” in this ELKS product supplement.

What Are the United States Federal Income Tax Consequences of Investing in the ELKS?

For U.S. federal income tax purposes, you and Citigroup Funding agree to treat an ELKS as a grant by you to Citigroup Funding of an option on a forward contract, pursuant to which forward contract at maturity, you will purchase underlying equity (or the cash equivalent). In addition, you and Citigroup Funding agree to treat the amounts invested by you as a cash deposit that will be used to satisfy your purchase obligation. The summary below assumes such treatment, except where otherwise stated.

You will be required to include any interest payment as interest income at the time that such interest is accrued or received in accordance with your method of accounting. You will not be required to include any option premium you receive in income until sale or other taxable disposition of the ELKS or retirement of the ELKS.

If you hold the ELKS until they mature and you receive cash at maturity, you will recognize short-term capital gain or loss equal to the difference between (x) the sum of cash received at maturity and the entire option premium (but not including any interest payment), and (y) your purchase price for the ELKS. If you receive underlying equity upon the retirement of the ELKS, subject to the discussion below, you should not expect to recognize any gain or loss on the receipt of the underlying equity, and your tax basis in the underlying equity generally will equal your purchase price for the ELKS less the amount of the entire option premium. If you sell your ELKS for cash prior to maturity, you will generally have a short-term capital gain or loss equal to the difference between (x) the sum of the cash you receive at disposition and the option premium previously received, if any (but not including any interest payment), and (y) your purchase price for the ELKS.

Due to the absence of authority as to the proper characterization of the ELKS, no assurance can be given that the Internal Revenue Service (“IRS”) will accept, or that a court will uphold, the agreed-to characterization and tax treatment described above, and alternative treatments of the ELKS could result in less favorable U.S. federal income tax consequences to you, including a requirement to accrue income on a current basis in an amount that could include the entire coupon on the ELKS. In addition, there is no assurance that the IRS will agree with the agreed-to characterization and tax treatment of the retirement of the ELKS described above, and you may be required by the IRS to recognize gain on the receipt of the underlying equity or to treat cash or stock received at maturity or on sale as ordinary income rather than as gain. You should refer to the section “Certain United States Federal Income Tax Considerations” in this ELKS product supplement for more information.

In the case of a holder of an ELKS that is not a U.S. person and does not hold more than 5% in value of either the outstanding ELKS or the outstanding underlying equity, any interest payment made with respect to the ELKS generally should not be subject to U.S. withholding tax, provided that such holder complies with

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applicable certification requirements. Any capital gain realized upon the maturity, sale or other disposition of the ELKS by a holder that is not a U.S. person will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

Will the ELKS Be Listed on a Stock Exchange?

The applicable offering summary as superseded after pricing by the related pricing supplement will specify whether a particular series of ELKS is expected to be listed on a securities exchange. Citigroup Global Markets currently intends, but will not be obligated, to make a market in each series of ELKS issued by Citigroup Funding. Even if a secondary market for a particular series of ELKS does develop, it may not be liquid and may not continue for the term of the ELKS of that series. You should be aware that the listing of a series of ELKS on an exchange does not guarantee that a liquid market will be available for those ELKS.

Can You Tell Me More About Citigroup and Citigroup Funding?

Citigroup is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. Citigroup Funding is a wholly-owned subsidiary of Citigroup whose business activities consist primarily of providing funds to Citigroup and its subsidiaries for general corporate purposes.

What Is the Role of Citigroup Funding’s and Citigroup’s Affiliate, Citigroup Global Markets?

Our affiliate, Citigroup Global Markets, will be the agent for the offering and sale of each series of ELKS and is expected to receive compensation for activities and services provided in connection with each offering. After each initial offering, Citigroup Global Markets and/or other of our broker-dealer affiliates intend to buy and sell ELKS of the series issued in the offering to create a secondary market for holders of the ELKS of that series, and may engage in other activities described in the section “Plan of Distribution; Conflicts of Interest” in this ELKS product supplement, the accompanying prospectus supplement and prospectus. However, neither Citigroup Global Markets nor any of these affiliates will be obligated to engage in any market-making activities in connection with any offering of ELKS, or continue such activities once it has started them. Citigroup Global Markets will also act as calculation agent for each series of ELKS. Potential conflicts of interest may exist between Citigroup Global Markets and you as holder of the ELKS. You should refer to “Risk Factors Relating to the ELKS—Risk Factors Relating to All ELKS—Citigroup Global Markets, an affiliate of Citigroup Funding and Citigroup, is the Calculation Agent, Which Could Result in a Conflict of Interest” in this product supplement.

Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?

We expect to hedge our obligations under the ELKS through one or more of our affiliates. This hedging activity will likely involve trading in: the relevant underlying equity; if the underlying equity is an ETF, one or more of the stocks included in the assets underlying the ETF; or other instruments, such as options, swaps or futures, based upon the relevant underlying equity or, if applicable, upon the stocks included in the assets underlying the ETF. This hedging activity on, or prior to, the pricing date could potentially affect the price of the underlying equity and, accordingly, potentially increase the initial equity price used to calculate the downside threshold price and, therefore, potentially increase the downside threshold price relative to the price of the underlying equity absent such hedging or trading activity. Additionally, such hedging activity during the term of the ELKS could potentially affect whether the trading price of the underlying equity (whether intra-day or at the close of trading on any day) decreases to or below the downside threshold price and, therefore, whether or not

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you will receive the stated principal amount of the ELKS or shares of the underlying equity (or the cash value of those shares based on their closing price on the valuation date) at maturity. Furthermore, if the trading price of the underlying equity (whether intra-day or at the close of trading on any day) has decreased to or below the downside threshold price such that you could receive shares of the underlying equity (or, at your option, the cash value of those shares based on their closing price on the valuation date) at maturity, our affiliates’ hedging activity prior to or at maturity could adversely affect the price of those shares of the underlying equity. This hedging activity also could affect the market price of the relevant underlying equity and therefore the market value of the ELKS. The costs of maintaining or adjusting this hedging activity could also affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your ELKS in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the ELKS declines. You should refer to “Risk Factors Relating to the ELKS—The Price at Which You Will Be Able to Sell Your ELKS Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this ELKS product supplement, “Risk Factors — Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Does ERISA Impose Any Limitations on Purchases of the ELKS?

Employee benefit plans and other entities, the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or substantially similar federal, state or local laws, including individual retirement accounts, (which we call “Plans”) will be permitted to purchase and hold the ELKS, provided that each such Plan shall by its purchase be deemed to represent and warrant either that (A) (i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the ELKS or renders investment advice with respect to those assets and (ii) the Plan is paying no more than adequate consideration for the ELKS or (B) its acquisition and holding of the ELKS is not prohibited by any such provisions or laws or is exempt from any such prohibition. However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the ELKS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of ELKS by the account, plan or annuity. Please refer to the section “ERISA Matters” in this ELKS product supplement for further information.

Are There Any Risks Associated With My Investment?

Yes, the ELKS are subject to a number of risks. Please refer to the section “Risk Factors Relating to the ELKS” in this ELKS product supplement; “Risk Factors” in the accompanying prospectus supplement; and “Key Risk Factors” or equivalent in the applicable offering summary as superseded after pricing by the related pricing supplement.

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RISK FACTORS RELATING TO THE ELKS

Because the terms of the ELKS differ from those of conventional debt securities in that the amount you receive at maturity will be based on the trading price of the underlying equity at any time after the pricing date up to and including the valuation date (whether intra-day or at the close of trading on any day), an investment in the ELKS entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the value of the underlying equity, and other events that are difficult to predict and beyond our control.

Risk Factors Relating to All ELKS

Your Investment in the ELKS May Result in a Loss if the Trading Price of the Underlying Equity Declines

The amount you receive at maturity will depend on the trading price of the underlying equity at any time after the pricing date up to and including the valuation date (whether intra-day or at the close of trading on any day). As a result, the amount you receive at maturity may be less than the amount you paid for your ELKS. Without taking into consideration any coupon payments on the ELKS, if at any time after the pricing date up to and including the valuation date (whether intra-day or at the close of trading on any day), the trading price of the underlying equity is less than or equal to the downside threshold price and the closing price of the underlying equity at maturity (or on the valuation date if you elect to receive the cash value of the underlying shares or ADRs, as applicable) is less than the initial equity price, the value of the underlying equity you receive at maturity (or if you elect, the cash value of those shares or ADRs) for each ELKS will be less than the price paid for each ELKS, and could be zero, in which case your investment in the ELKS will result in a loss. This will be true even if the trading price of the underlying equity exceeds the initial equity price at one or more times during the life of the ELKS but is less than or equal to the downside threshold price at any time after the pricing date up to and including the valuation date and the closing price of the underlying equity at maturity (or on the valuation date if you elect to receive the cash value of the underlying shares or ADRs, as applicable) is less than the initial equity price.

The Amount You Receive on the ELKS at Maturity Will Not Exceed Their Stated Principal Amount, Except in Limited Circumstances

Even though you will be subject to the risk of a decline in the price of the underlying equity, you will not participate in any appreciation in the price of the underlying equity and your return on the ELKS will be limited to the coupon payable on the ELKS unless (1) the trading price of the underlying equity at any time after the pricing date up to and including the valuation date (whether intra-day or at the close of trading on any day) is less than or equal to the downside threshold price and (2) the closing price of the underlying equity at maturity (or on the valuation date if you elect to receive the cash value of the underlying shares or ADRs, as applicable) is greater than the initial equity price. If the trading price of the underlying equity is not less than or equal to the downside threshold price at any time after the pricing date up to and including the valuation date and the closing price of the underlying equity at maturity (or on the valuation date if you elect to receive the cash value of the underlying shares or ADRs, as applicable) is significantly greater than the initial equity price, your return on the ELKS may be less than your return on a direct investment in the underlying equity or on a similar security that was directly linked to the underlying equity and allowed you to participate more fully in the appreciation of the price of the underlying equity.

The Yield on the ELKS May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity

If the trading price of the underlying equity is less than or equal to the downside threshold price at any time after the pricing date up to and including the valuation date (whether intra-day or at the close of trading on any day), and the closing price of the underlying equity at maturity (or on the valuation date if you elect to receive the

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cash value of the underlying shares or ADRs, as applicable) is less than the initial equity price, you will receive a total amount at maturity that is less than the principal amount of your ELKS. If such a loss of principal occurs, the effective yield on the ELKS may be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

The Price at Which You Will Be Able to Sell Your ELKS Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest

We believe that the value of your ELKS in the secondary market will be affected by the supply of and demand for the ELKS, the value of the underlying equity and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the ELKS of a change in a specific factor, assuming all other conditions remain constant.

Underlying Equity Price.    We expect that the market value of the ELKS will depend substantially on the amount, if any, by which the price of the underlying equity changes from the initial equity price. However, changes in the price of the underlying equity may not always be reflected, in full or in part, in the market value of the ELKS. If you choose to sell your ELKS when the price of the underlying equity exceeds the initial equity price, you may receive substantially less than the amount that would be payable at maturity based on that price because of expectations that the price of the underlying equity will continue to fluctuate between that time and the valuation date. In addition, significant increases in the value of the underlying equity are not likely to be reflected in the trading price of the ELKS because the amount you can receive at maturity for each ELKS is generally limited to $10. If you choose to sell your ELKS when the price of the underlying equity is below the initial stock price, you may receive less than the amount you originally invested.

The value of the underlying equity will be influenced by the underlying equity issuer’s results of operations and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally, the market segment of which the underlying equity issuer is a part, or, if the underlying equity is an ETF, the markets in which the stocks included in the assets underlying the ETF are traded. Citigroup Funding’s hedging activity in the underlying equity, the issuance of securities similar to the ELKS and other trading activities by Citigroup Funding, its affiliates and other market participants can also affect the price of the underlying equity.

Volatility of the Underlying Equity.    Volatility is the term used to describe the size and frequency of market fluctuations. If the expected volatility of the underlying equity changes during the term of the ELKS, the market value of the ELKS may decrease.

Events Involving the Underlying Equity Issuer.    General economic conditions and earnings results of the underlying equity issuer (or, if the underlying equity is an ETF, of the companies whose stock is included in the assets underlying the ETF) and real or anticipated changes in those conditions or results may affect the market value of the ELKS. In addition, if the dividend yield on the underlying equity increases (or, in the case of an ELKS based upon ETF shares, if the dividend yield on the stocks included in the assets underlying the ETF increases), we expect that the market value of the ELKS may decrease because the value of any shares, ADRs or cash you will receive at maturity will not reflect the value of such dividend payments.

Interest Rates.    We expect that the market value of the ELKS will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the ELKS may decrease, and if U.S. interest rates decrease, the market value of the ELKS may increase.

Time Premium or Discount.    As a result of a “time premium or discount,” the ELKS may trade at a value above or below that which would be expected based on the level of interest rates and the value of the underlying

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equity the longer the time remaining to maturity. A “time premium or discount” results from expectations concerning the value of the underlying equity during the period prior to the maturity of the ELKS. However, as the time remaining to maturity decreases, this time premium or discount may diminish, increasing or decreasing the market value of the ELKS.

Hedging Activity.    Hedging activity in the underlying equity related to a specific series of ELKS by us or one or more of our affiliates will likely involve trading in the underlying equity (or if the underlying equity is an ETF, in one or more of the stocks included in the assets underlying the ETF) or in other instruments, such as options, swaps or futures, based upon the underlying equity (or if applicable, upon the stocks included in the assets underlying the ETF) or by taking positions in any other available securities or instruments that we may wish to use in connection with such hedging. This hedging activity on, or prior to, the pricing date could potentially affect the price of the underlying equity and, accordingly, potentially increase the initial equity price used to calculate the downside threshold price and, therefore, potentially increase the downside threshold price relative to the price of the underlying equity absent such hedging or trading activity. Additionally, such hedging activity during the term of the ELKS could potentially affect whether the trading price of the underlying equity (whether intra-day or at the close of trading on any day) decreases to or below the downside threshold price and, therefore, whether or not you will receive the stated principal amount of the ELKS or shares of the underlying equity (or the cash value of those shares based on their closing price on the valuation date) at maturity. Furthermore, if the trading price of the underlying equity (whether intra-day or at the close of trading on any day) has decreased to or below the downside threshold price such that you could receive shares of the underlying equity (or, at your option, the cash value of those shares based on their closing price on the valuation date) at maturity, our affiliates’ hedging activity prior to or at maturity could adversely affect the price of those shares of the underlying equity. This hedging activity during the term of the ELKS also could affect the market price of the underlying equity and therefore the market value of the ELKS. It is possible that we or our affiliates may profit from our hedging activity, even if the market value of the ELKS declines. Profit or loss from this hedging activity could affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your ELKS in the secondary market.

Fees and Projected Hedging Profits.    The price, if any, at which Citigroup Global Markets is willing to purchase the ELKS in secondary market transactions will likely be lower than the public offering price since the public offering price of the ELKS will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the ELKS, as well as the cost of hedging our obligations under the ELKS. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

Credit Ratings, Financial Condition and Results of Citigroup Funding and Citigroup Inc.    Actual or anticipated changes in the financial condition or results of Citigroup Funding or the credit ratings, financial condition or results of Citigroup may affect the market value of the ELKS. The ELKS are subject to the credit risk of Citigroup, the guarantor of any payments due on the ELKS.

We want you to understand that the impact of one of the factors specified above may offset some or all of any change in the market value of the ELKS attributable to another factor.

The Historical Performance of Underlying Equity Is Not an Indication of the Future Performance of the Underlying Equity

The historical performance of the underlying equity, which is included in the applicable offering summary as superseded after pricing by the related pricing supplement, should not be taken as an indication of the future performance of the underlying equity during the term of the ELKS. Changes in the value of the underlying equity will affect the trading price of the ELKS, but it is impossible to predict whether the value of the underlying equity will rise or fall.

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You Will Have No Rights Against the Underlying Equity Issuer Unless and Until You Receive Underlying Equity at Maturity

You will have no rights against the underlying equity issuer prior to receiving underlying equity at maturity, if applicable, even though:

•	you will receive underlying equity at maturity under some circumstances; and

•	the market value of the ELKS is expected to depend primarily on the price of the underlying equity.

The underlying equity issuer will not be involved in any way in the offering of the ELKS and will have no obligations relating to the ELKS or to holders of the ELKS. In addition, you will have no voting rights and will receive no dividends or other distributions with respect to the underlying equity unless and until you receive underlying equity at maturity.

The Amount You Receive at Maturity May Be Reduced Under Some Circumstances if the Underlying Equity is Diluted Because the Amount You Receive at Maturity Will Not Be Adjusted for All Events that Dilute the Underlying Equity

The amount you receive at maturity will be subject to adjustment for a number of events arising from share splits and combinations, share dividends or other distributions, a number of other actions of the underlying equity issuer that modify its capital structure and a number of other transactions involving the underlying equity issuer, as well as for the liquidation, dissolution or winding up of the underlying equity issuer. You should refer to the section “Description of the ELKS — Dilution Adjustments” in this ELKS product supplement. The amount you receive at maturity will not be adjusted for other events that may adversely affect the price of the underlying equity, such as offerings of common stock for cash or in connection with acquisitions. Because of the relationship of the amount you receive at maturity to the price of the underlying equity, these other events may reduce the amount you receive at maturity on the ELKS.

The ELKS May or May Not Be Listed on a Major Stock Exchange and You May Not Be Able to Sell Your ELKS if an Active Trading Market for the ELKS Does Not Develop

The applicable offering summary as superseded after pricing by the related pricing supplement will specify whether a particular series of ELKS is expected to be listed on a securities exchange. Citigroup Global Markets currently intends, but will not be obligated, to make a market in each series of ELKS issued by Citigroup Funding. Even if a secondary market for a particular series of ELKS does develop, it may not be liquid and may not continue for the term of those ELKS. If the secondary market for the ELKS you hold is limited, there may be few buyers should you choose to sell your ELKS prior to maturity and this may reduce the price you receive. You should be aware that the listing of a series of ELKS on an exchange does not guarantee that a liquid market will be available for those ELKS. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the ELKS, the price at which you may be able to trade your ELKS is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If at any time Citigroup Global Markets were not to make a market in the ELKS, it is likely that there would be no secondary market for the ELKS. Accordingly, you should be willing to hold your ELKS to maturity.

The Market Value of the ELKS May Be Affected by Certain Purchases and Sales by Affiliates of Citigroup Funding

Citigroup Funding’s affiliates, including Citigroup Global Markets, may from time to time buy or sell the underlying equity (or if the underlying equity is an ETF, the stocks included in the assets underlying the ETF) or derivative instruments relating to the underlying equity (or if applicable, the stocks included in the assets underlying the ETF) for their own accounts in connection with their normal business practices. These transactions could affect the price of the underlying equity and therefore the market value of the ELKS.

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Citigroup Global Markets, an Affiliate of Citigroup Funding and Citigroup, is the Calculation Agent, Which Could Result in a Conflict of Interest

Citigroup Global Markets, which will act as the calculation agent for the ELKS, is an affiliate of ours. As a result, Citigroup Global Markets’ duties as calculation agent, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of ours. As calculation agent, Citigroup Global Markets will determine whether the price of the underlying equity (whether intra-day or at the close of trading on any day) decreases to or below the downside threshold price during the term of the ELKS. Additionally, determinations made by Citigroup Global Markets, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of the price of the underlying equity under particular circumstances may adversely affect the payment to you at maturity.

Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest

We expect to hedge our obligations under the ELKS through one or more of our affiliates. This hedging activity will likely involve trading in the underlying equity, (or if the underlying equity is an ETF, in one or more of the stocks included in the assets underlying the ETF) or in other instruments, such as options, swaps or futures based upon the underlying equity (or if applicable, upon the stocks included in the assets underlying the ETF). This hedging activity may present a conflict between your interest in the ELKS and the interests we and our affiliates have in executing, maintaining and adjusting our hedge transactions because it could affect the price of the underlying equity and therefore the market value of the ELKS. It could also be adverse to your interest if it affects the price at which our affiliate Citigroup Global Markets may be willing to purchase your ELKS in the secondary market. Since hedging our obligations under the ELKS involves risk and may be influenced by a number of factors, it is possible that we or our affiliates may profit from our hedging activity, even if the market value of the ELKS declines.

The United States Federal Income Tax Consequences of the ELKS Are Uncertain

No statutory, judicial or administrative authority directly addresses the characterization of the ELKS or instruments similar to the ELKS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the ELKS are not certain. No ruling is being requested from the Internal Revenue Service with respect to the ELKS and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “What Are the United States Federal Income Tax Consequences of Investing in the ELKS?” and “Certain United States Federal Income Tax Considerations” in this ELKS product supplement. Alternative characterizations of the ELKS may affect the U.S. tax consequences of investing in the ELKS, including for non-U.S. investors. It is also possible that future U.S. legislation, regulations or other IRS guidance would require you to accrue income on the ELKS on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the ELKS in another manner that significantly differs from the agreed-to treatment discussed under “What Are the United States Federal Income Tax Consequences of Investing in the ELKS?” and “Certain United States Federal Income Tax Considerations” in this ELKS product supplement, and that any such guidance could have retroactive effect.

Additional Risk Factors Relating to ELKS Based on ADRs

The Value of Underlying ADRs May Not Completely Track the Value of the Underlying Equity Issuer’s Ordinary Shares

If the underlying equity is an ADR, you should be aware that, although the trading characteristics and valuations of the underlying ADRs will usually mirror the characteristics and valuations of the underlying ordinary shares represented by the ADRs, the value of the ADRs upon which a series of ELKS is based may not

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completely track the value of the underlying equity issuer’s ordinary shares. Active trading volume and efficient pricing for the ordinary shares of the underlying equity issuer on the stock exchange(s) on which those ordinary shares principally trade will usually, but not necessarily, indicate similar characteristics in respect of the underlying ADRs. Because of the size of the offering of the underlying equity issuer’s ordinary shares in ADR form outside the countries in which those ordinary shares principally trade and/or other factors that have limited or increased the float of certain ADRs, the liquidity of the underlying ADRs may be less than or greater than that of the underlying ordinary shares. In addition, the terms and conditions of depositary facilities may result in less liquidity or lower market value of the underlying ADRs than for the ordinary shares. Since holders of the underlying ADRs may surrender the ADRs in order to take delivery of and trade the underlying ordinary shares, a characteristic that allows investors in ADRs to take advantage of price differentials between different markets, a market for the underlying ordinary shares that is not liquid will generally result in an illiquid market for the ADRs representing such underlying ordinary shares.

The price of ADRs upon which a series of ELKS is based will be quoted in U.S. dollars. Thus, the trading price of the underlying equity at any time after the pricing date up to and including the valuation date will be expressed in U.S. dollars, and the maturity payment on the ELKS will be made in U.S. dollars. However, you should be aware that a depreciation of the value of the currencies in which the ordinary shares of the underlying equity issuer are traded versus the U.S. dollar may reduce the trading price of the ADRs upon which a series of ELKS is based (and thus the trading price of and the maturity payment on the ELKS).

The Trading Price of Underlying ADRs and ELKS Based Upon ADRs Will be Affected by Conditions in the Markets where those ADRs Principally Trade

Although the market price of ADRs upon which a series of ELKS is based is not directly tied to the trading price of the underlying equity issuer’s ordinary shares in the non-U.S. markets where those ordinary shares principally trade, the trading price of ADRs is generally expected to track the U.S. dollar value of the currency of the country where the underlying equity issuer’s ordinary shares principally trade and the trading price of the underlying equity issuer’s ordinary shares on the stock exchange(s) where those ordinary shares principally trade. This means that the trading value of any ADRs upon which a series of ELKS is based is expected to be affected by the exchange rates between the U.S. dollar and the currency of the country where the underlying equity issuer’s ordinary shares principally trade and by factors affecting the stock exchange(s) where those ordinary shares principally trade.

ADRs linked to Non-U.S. Companies and ELKS Based Upon such Underlying Equities Will be Affected by Conditions in the Markets where Shares of Those Non-U.S. Companies Principally Trade

Investments in securities linked to the value of equity securities of non-U.S. corporations involve certain risks. Where the underlying equity issuer’s ordinary shares principally trade on a non-U.S. market, that market may be more volatile than U.S. markets. Also, there is generally less publicly available information about non-U.S. companies than U.S. companies, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. companies.

In addition, securities prices of corporations located in emerging markets, or whose principal operations are located in emerging markets, are subject to political, economic, financial and social factors that apply in emerging markets. These factors, which could negatively affect the value of such securities, include the possibility of recent or future changes in local or national economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to such companies or to investments in equity securities of corporations located, or whose principal operations are located, in emerging markets. Specifically, political and/or legal developments in emerging markets could include forced divestiture of assets; restrictions on production, imports and exports; war or other international conflicts; civil unrest and local security concerns that threaten the safe operation of company facilities; price controls; tax increases and

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other retroactive tax claims; expropriation of property; cancellation of contract rights; and environmental regulations. Moreover, the economy of emerging nations may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, capital investment, resources and self-sufficiency.

Additional Risk Factors Relating to ELKS Based on ETF Shares

The Value of Underlying ETF Shares May not Completely Track the Value of the Shares in which the ETF Invests

If the underlying equity is an ETF share, you should be aware that, although the trading characteristics and valuations of the ETF shares will usually mirror the characteristics and valuations of the shares in which that ETF invests, the value of the ETF shares may not completely track the value of the shares in which that ETF invests. The ETF shares will reflect transaction costs and fees that the shares in which the ETF invests do not have.

ELKS Based Upon the Shares of an ETF May be Subject to Currency Exchange Rate Risk

If the ELKS are based upon the shares of an ETF that invests in non-U.S. markets, the trading price of the stocks in which the ETF invests generally will reflect the U.S. dollar value of those stocks. Therefore, holders of ELKS based upon the shares of an ETF that invests in non-U.S. markets will be exposed to currency exchange rate risk with respect to the currency in which such stocks trade. An investor’s net exposure will depend on the extent to which the non-U.S. currency strengthens or weakens against the U.S. dollar and the relative weight of each stock in the ETF’s portfolio. If, taking into account such weighting, the dollar strengthens against the non-U.S. currency, the value of the stocks in which an ETF invests will be adversely affected and the value of the ELKS or the amount you receive at maturity may decrease.

ETF Shares linked to Non-U.S. Companies and ELKS Based Upon such Underlying Equities Will be Affected by Conditions in the Markets where Shares of Those Non-U.S. Companies Principally Trade

Investments in securities linked to the value of equity securities of non-U.S. corporations involve certain risks. Where the shares of a company in which the underlying equity issuer invests principally trade on a non-U.S. market, that market may be more volatile than U.S. markets. Also, there is generally less publicly available information about non-U.S. companies than U.S. companies, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. companies.

In addition, securities prices of corporations located in emerging markets, or whose principal operations are located in emerging markets, are subject to political, economic, financial and social factors that apply in emerging markets. These factors, which could negatively affect the value of such securities, include the possibility of recent or future changes in local or national economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to such companies or to investments in equity securities of corporations located, or whose principal operations are located, in emerging markets. Specifically, political and/or legal developments in emerging markets could include forced divestiture of assets; restrictions on production, imports and exports; war or other international conflicts; civil unrest and local security concerns that threaten the safe operation of company facilities; price controls; tax increases and other retroactive tax claims; expropriation of property; cancellation of contract rights; and environmental regulations. Moreover, the economy of emerging nations may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, capital investment, resources and self-sufficiency.

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DESCRIPTION OF THE ELKS

The following description of the particular terms of the ELKS supplements the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus. If any specific information regarding the ELKS in this ELKS product supplement is inconsistent with the more general terms of the debt securities described in the accompanying prospectus supplement and prospectus, you should rely on the information in this ELKS product supplement.

The offering summary applicable to a particular series of ELKS will contain the specific information and terms for that offering. If any information in the applicable offering summary is inconsistent with this ELKS product supplement, you should rely on the information in the offering summary. The final terms set forth in a pricing supplement will supersede the preliminary terms set forth in the related offering summary. The applicable offering summary as superseded after pricing by the related pricing supplement may also add, update or change information contained in this ELKS product supplement or the accompanying prospectus supplement and prospectus. It is important for you to consider the information contained in the accompanying prospectus and prospectus supplement, this ELKS product supplement and the applicable offering summary as superseded after pricing by the related pricing supplement in making your investment decision.

General

The Equity Linked Securities (ELKS®) (the “ELKS”) will return an amount at maturity that will depend on whether the Trading Price of Underlying Equity on any Trading Day after the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any day) is less than or equal to the Downside Threshold Price. If the Trading Price of Underlying Equity at any time after the Pricing Date up to and including the Valuation Date is less than or equal to the Downside Threshold Price, then the value of the amount you will receive at maturity will be directly linked to the price of the Underlying Equity at maturity and will be less than the amount of your initial investment except in the circumstances described in the next sentence. You will not in any case benefit from any increase in the price of the Underlying Equity or receive an amount at maturity greater than your investment (without taking into consideration any coupon payments on the ELKS) unless (1) the Trading Price of the Underlying Equity at any time after the Pricing Date up to and including the Valuation Date is less than or equal to the Downside Threshold Price and (2) the closing price of the Underlying Equity at maturity (or on the Valuation Date if you elect to receive the cash value of the Equity Ratio) is greater than the Initial Equity Price.

The ELKS are a series of debt securities issued by Citigroup Funding under the senior debt indenture described in the accompanying prospectus, and any payments due on the ELKS are fully and unconditionally guaranteed by Citigroup. The aggregate principal amount and the maturity date of each series of ELKS issued will be set forth in the pricing supplement relating to that series of ELKS. The ELKS will constitute part of the senior debt of Citigroup Funding, and will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding. As a result of the Citigroup guarantee, any payments due on the ELKS will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the principal amount of your investment in the ELKS at maturity is not guaranteed. The ELKS will be issued only in fully registered form and in denominations of $10 per ELKS and integral multiples thereof.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the ELKS and of the senior debt indenture under which the ELKS will be issued.

Coupon

A coupon will be payable on the ELKS and will be composed of an interest payment and a payment (in whole or in part) of an option premium, each as specified in the applicable offering summary as superseded after

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pricing by the related pricing supplement. Interest will be payable at the per annum rate and on the dates specified in the applicable offering summary as superseded after pricing by the related pricing supplement. Unless specified otherwise in the applicable offering summary as superseded after pricing by the related pricing supplement, the coupon will be calculated in the manner set forth in “Description of Debt Securities —” in the accompanying prospectus.

Unless specified otherwise in the applicable offering summary as superseded after pricing by the related pricing supplement, the coupon payment will be payable to the persons in whose names the ELKS are registered at the close of business on the Business Day immediately preceding a coupon payment date. If a coupon payment date falls on a day that is not a Business Day, the coupon payment to be made on that coupon payment date will be made on the next succeeding Business Day with the same force and effect as if made on that coupon payment date, and no additional interest will accrue as a result of such delayed payment.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

The interest portion of the coupon will represent interest accruing at the rate specified in the applicable offering summary as superseded after pricing by the related pricing supplement and computed on the basis of a 360-day year of twelve 30-day months.

Amount To Be Received at Maturity

The ELKS will mature between 3 months and 2 years from the date of issue. At maturity, you will receive for each ELKS you hold an amount described below.

Determination of the Amount To Be Received at Maturity

The amount you will receive at maturity will depend upon the performance of the Underlying Equity over the term of the ELKS. At maturity, you will receive for each $10 principal amount of ELKS you hold either:

•

a number of shares or ADRs, as applicable, of the Underlying Equity equal to the Equity Ratio (or if you elect, the cash value of those shares or ADRs based on the closing price of the Underlying Equity on the Valuation Date), if the Trading Price of the Underlying Equity at any time after the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any day) is less than or equal to a certain dollar amount, which price we refer to as the “Downside Threshold Price”; or

•	$10 in cash.

As a result, if the Trading Price of the Underlying Equity on any Trading Day after the Pricing Date up to and including the Valuation Date is less than or equal to the Downside Threshold Price, the value of the underlying shares or ADRs, as applicable, that you receive at maturity (or if you elect, the cash value of those shares or ADRs) for each ELKS may be less than the price paid for each ELKS, and could be zero. You will not in any case receive an amount at maturity greater than $10 unless (1) the Trading Price of the Underlying Equity on any Trading Day after the Pricing Date up to and including the Valuation Date is less than or equal to the Downside Threshold Price and (2) the Trading Price of the Underlying Equity at the close of trading at maturity (or on the Valuation Date if you elect to receive the cash value of the Equity Ratio) is greater than the Initial Equity Price.

You may elect to receive from Citigroup Funding the cash value of the shares or ADRs, as applicable, you would otherwise receive at maturity by providing notice of such election to your broker, in accordance with your broker’s procedures, so that your broker can irrevocably notify the trustee and paying agent of your election no sooner than 20 Business Days before maturity and no later than 5 Business Days before maturity. If you do not

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elect to receive cash, you will be deemed to have (1) instructed Citigroup Funding to pay the cash value of the number of underlying shares or ADRs, as applicable, equal to the Equity Ratio to the stock delivery agent, and (2) instructed the stock delivery agent to purchase for you those underlying shares or ADRs based on the closing price on the Valuation Date. If you do not wish to receive underlying shares or ADRs at maturity under any circumstances, you should provide notice of your cash election to your broker. You should provide this notice even if the Trading Price of the Underlying Equity at any time prior to your election has not been less than or equal to the Downside Threshold Price. If you elect to receive the cash value of the number of underlying shares or ADRs, as applicable, equal to the Equity Ratio you would otherwise be entitled to at maturity, the amount of cash you receive at maturity will be determined based on the closing price of the Underlying Equity on the Valuation Date. This amount will not change from the amount fixed on the Valuation Date, even if the closing price of the Underlying Equity changes from the Valuation Date to maturity. Conversely, if you do not make a cash election and instead receive a number of underlying shares or ADRs, as applicable, at maturity equal to the Equity Ratio, the value of those shares or ADRs at maturity will be different than the value of those shares or ADRs on the Valuation Date if the closing price of the Underlying Equity changes from the Valuation Date to maturity.

The payment of cash to the stock delivery agent by Citigroup Funding pursuant to your deemed instruction will fully satisfy Citigroup Funding’s obligation to you under the ELKS, and the stock delivery agent will then be obligated to purchase underlying shares or ADRs, as applicable, for you based on the closing price on the valuation date. Citigroup Global Markets has agreed to act as stock delivery agent for the ELKS. You can obtain more information regarding exercise of the cash election right from your broker or from the paying agent, which is Citibank, N.A. at 388 Greenwich Street, 14th Floor, New York, New York 10013 (telephone: 1-800-422-2066), during normal business hours. Please note that as long as you hold the ELKS through a brokerage account, you will need to contact your broker to exercise your cash election right.

In lieu of any fractional share or ADR, as applicable, that you would otherwise receive in respect of any ELKS, at maturity you will receive an amount in cash equal to the value of such fractional share or ADR. The number of full shares or ADRs, as applicable, and any cash in lieu of a fractional share or ADR that you receive at maturity will be calculated based on the aggregate number of ELKS you then hold.

The “Equity Ratio” will equal 10 divided by the Initial Equity Price, as specified in the applicable offering summary as superseded after pricing by the related pricing supplement.

The “Initial Equity Price” will equal the price per share of the Underlying Equity at the market close on the Pricing Date, as specified in the applicable offering summary as superseded after pricing by the related pricing supplement.

The “Pricing Date” means the date on which the ELKS are priced for initial sale to the public, as specified in the applicable offering summary as superseded after pricing by the related pricing supplement.

The “Valuation Date” will be specified in the applicable offering summary as superseded after pricing by the related pricing supplement.

A “Market Disruption Event” means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise), or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of (1) the Underlying Equity (or any other security for which a Trading Price or Closing Price must be determined); (2) any options contracts or futures contracts relating to the Underlying Equity (or other relevant security), or any options on such futures contracts, on any exchange or market; or (3) if the Underlying Equity is ETF shares, stocks which then comprise 20% or more of the value of the assets underlying the ETF; if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material. For ELKS based upon ETF shares, for purposes of

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determining whether a Market Disruption Event exists at any time, if trading in a security included in the assets underlying the ETF is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the assets underlying the ETF will be based on a comparison of the portion of the value of the assets underlying the ETF attributable to that security relative to the overall value of the assets underlying the ETF, in each case immediately before that suspension or limitation.

A “Trading Day” means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, NYSE Alternext US, Nasdaq, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States, or in the case of a security traded on one or more non-U.S. securities exchanges or markets, on the principal non-U.S. securities exchange or market for such security.

The “Trading Price” of the Underlying Equity or any other capital stock (as described under “— Dilution Adjustments” below) on any date of determination will be (1) if the security is listed on a national securities exchange on that date of determination, any reported sale price, regular way, of the principal trading session on that date on the principal national securities exchange on which the security is listed or admitted to trading, and (2) if the security is not listed on a national securities exchange on that date of determination, or if the reported sale price on such exchange is not obtainable (even if the security is listed or admitted to trading on such exchange), any reported sale price of the principal trading session on the over-the-counter market on that date as reported on the OTC Bulletin Board, the National Quotation Bureau or a similar organization. The determination of the Trading Price by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Valuation Date. If no sale price is available pursuant to clauses (1) or (2) above or if there is a Market Disruption Event, the Trading Price on any date of determination, unless deferred by the calculation agent as described in the preceding sentence, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the security obtained from as many dealers in such security (which may include Citigroup Global Markets or any of our other affiliates or subsidiaries), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. The term “OTC Bulletin Board” will include any successor to such service.

The specific Underlying Equity Issuer, Underlying Equity, Equity Ratio, Valuation Date, Pricing Date, Downside Threshold Price, and Initial Equity Price will be specified in the applicable offering summary as superseded after pricing by the related pricing supplement.

Dilution Adjustments

The Equity Ratio will be subject to adjustment from time to time in certain situations. Any of these adjustments could have an impact on the amount to be paid by Citigroup Funding to you. Citigroup Global Markets, as calculation agent, will be responsible for the effectuation and calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment. If a series of ELKS is based upon ADRs, all references herein to common stock refer to that class of the Underlying Equity Issuer’s common stock that are represented by those ADRs.

If the Underlying Equity Issuer, after the date on which the relevant series of ELKS are priced for initial sale to the public:

(1) pays a share dividend or makes a distribution with respect to its common stock in such shares of common stock (excluding any share dividend or distribution for which the number of shares of common stock paid or distributed is based on a fixed cash equivalent value),

(2) subdivides or splits its outstanding common stock into a greater number of shares,

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(3) combines its outstanding common stock into a smaller number of shares, or

(4) issues by reclassification of its common stock any shares of other common stock of the Underlying Equity Issuer,

then, in each of these cases, the Equity Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately after the event, plus, in the case of a reclassification referred to in (4) above, the number of shares of other common stock of the Underlying Equity Issuer, and the denominator of which will be the number of shares of common stock outstanding immediately before the event. If the series of ELKS is based upon ADRs, in the event of a reclassification referred to in (4) above as a result of which no common stock is outstanding, the Equity Ratio will be determined by reference to the other shares of the Underlying Equity Issuer issued in the reclassification. The Initial Equity Price and the Downside Threshold Price will also be adjusted in that case in the manner described below.

If the Underlying Equity Issuer, after the Pricing Date, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of its common stock entitling them to subscribe for or purchase shares of its common stock at a price per share less than the Then-Current Market Price of the common stock, other than rights to purchase common stock pursuant to a plan for the reinvestment of dividends or interest, then, in each case, the Equity Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected by reason of the issuance of such rights or warrants, plus the number of additional shares of common stock offered for subscription or purchase pursuant to the rights or warrants, and the denominator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected by reason of the issuance of the rights or warrants, plus the number of additional shares of common stock which the aggregate offering price of the total number of shares of common stock offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of the common stock, which will be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price. To the extent that, after the expiration of the rights or warrants, the shares of common stock offered thereby have not been delivered, the Equity Ratio will be further adjusted to equal the Equity Ratio which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of shares of common stock actually delivered. The Initial Equity Price and the Downside Threshold Price will also be adjusted in that case in the manner described below.

If the Underlying Equity Issuer, after the Pricing Date, declares or pays a dividend or makes a distribution to all holders of the common stock of any class of its capital stock, the capital stock of one or more of its subsidiaries, evidences of its indebtedness or other non-cash assets, excluding any dividends or distributions referred to in the above paragraph and excluding any issuance or distribution to all holders of its common stock, in the form of Marketable Securities, of capital stock of one or more of its subsidiaries, or issues to all holders of its common stock rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries’ securities, other than rights or warrants referred to in the above paragraph, then, in each of these cases, the Equity Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of one share of common stock, and the denominator of which will be the Then-Current Market Price of one share of common stock, less the fair market value as of the time the adjustment is effected of the portion of the capital shares, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one share of the common stock. The Initial Equity Price and the Downside Threshold Price will also be adjusted in that case in the manner described below. If any capital stock declared or paid as a dividend or otherwise distributed or issued to all holders of the Underlying Equity consists, in whole or in part, of Marketable Securities, then the fair market value of such Marketable Securities will be determined by the calculation agent by reference to the Trading Price of such capital stock. The fair market value of any other distribution or issuance referred to in this paragraph will be determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final.

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Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the above paragraph would otherwise apply, the denominator in the fraction referred to in the above formula is less than $1.00 or is a negative number, then Citigroup Funding may, at its option, elect to have the adjustment provided by the above paragraph not be made and in lieu of this adjustment, the Trading Price of the Underlying Equity on any Trading Day thereafter up to and including the Valuation Date will be deemed to be equal to the fair market value of the capital stock, evidences of indebtedness, assets, rights or warrants (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) so distributed or issued applicable to one share of the Underlying Equity and, if the Trading Price of the Underlying Equity on any Trading Day thereafter, up to and including the Valuation Date, is less than or equal to the Downside Threshold Price, each holder of the ELKS will have the right to receive at maturity cash in an amount per ELKS equal to the Equity Ratio multiplied by such fair market value.

If the Underlying Equity Issuer, after the Pricing Date, declares a record date in respect of a distribution of cash, other than any Permitted Dividends described below, any cash distributed in consideration of fractional shares of the common stock and any cash distributed in a Reorganization Event referred to below, by dividend or otherwise, to all holders of its common stock, or makes an Excess Purchase Payment, then the Equity Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of the common stock, and the denominator of which will be the Then-Current Market Price of the common stock on the record date less the amount of the distribution applicable to one share of common stock which would not be a Permitted Dividend, or, in the case of an Excess Purchase Payment, less the aggregate amount of the Excess Purchase Payment for which adjustment is being made at the time divided by the number of shares of common stock outstanding on the record date. The Initial Equity Price and the Downside Threshold Price will also be adjusted in that case in the manner described below.

For the purposes of these adjustments:

A “Permitted Dividend” is (1) any cash dividend in respect of the Underlying Equity, or in the case of ADRs, the ordinary shares of the Underlying Equity Issuer, other than a cash dividend that exceeds the immediately preceding cash dividend, and then only to the extent that the per share amount of this dividend results in an annualized dividend yield on the common stock in excess of 10%, and (2) any cash dividend or distribution made in the form of a fixed cash equivalent value for which the holders of the Underlying Equity have the option to receive either a number of shares of its common stock or a fixed amount of cash.

An “Excess Purchase Payment” is the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) of all other consideration paid by the Underlying Equity Issuer with respect to one share of common stock acquired in a tender offer or exchange offer by the Underlying Equity Issuer, over (y) the Then-Current Market Price of the common stock.

Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or Excess Purchase Payment to which the sixth paragraph in this section would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then Citigroup Funding may, at its option, elect to have the adjustment provided by the sixth paragraph in this section not be made and in lieu of this adjustment, the Trading Price of the Underlying Equity on any Trading Day thereafter up to and including the Valuation Date will be deemed to be equal to the sum of the amount of cash and the fair market value of other consideration (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) so distributed or applied to the acquisition of the common stock in the tender offer or exchange offer applicable to one share or ADR, as applicable, of the Underlying Equity and, if the Trading Price of the Underlying Equity on any Trading Day thereafter, up to and including the Valuation Date, is less than or equal to the Downside Threshold Price, each holder of the ELKS will have the right to receive at maturity cash in an amount per ELKS equal to the Equity Ratio multiplied by such sum.

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If any adjustment is made to the Equity Ratio as set forth above, an adjustment will also be made to the Initial Equity Price and the Downside Threshold Price. The required adjustment will be made by dividing the Initial Equity Price and the Downside Threshold Price by the relevant dilution adjustment.

If the Underlying Equity Issuer, after the Pricing Date, issues or makes a distribution to all holders of its common stock of the capital stock of one or more of its subsidiaries, in each case in the form of Marketable Securities, and if the Trading Price of the Underlying Equity at any time after the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any day) is less than or equal to the Downside Threshold Price, then, in each of these cases, if the Underlying Equity is stock of a company, each holder of the ELKS will receive at maturity for each ELKS a combination of the Underlying Equity equal to the Equity Ratio and a number of shares of such Underlying Equity Issuer subsidiaries’ capital stock equal to the Equity Ratio times the number of shares of such subsidiaries’ capital stock distributed per share of Underlying Equity (or, if the holder elects, the cash value of those shares). If the Underlying Equity is an ADR, then, in each of these cases, each holder of the ELKS will receive at maturity for each ELKS a combination of Underlying Equity equal to the Equity Ratio and a number of shares of such Underlying Equity Issuer’s subsidiaries’ capital shares equal to the Equity Ratio times (x) the number of ordinary shares represented by each ADR and (y) the number of shares of such subsidiaries’ capital shares distributed per ordinary share of the Underlying Equity Issuer. Following the record date for an event described in this paragraph, if the Underlying Equity is stock of a company, the “Trading Price” will equal the Trading Price of the Underlying Equity, plus the Trading Price of such subsidiaries’ capital stock times the number of shares of such subsidiaries’ capital stock distributed per share of Underlying Equity. If the Underlying Equity is an ADR, the “Trading Price” will equal the Trading Price of the applicable ADR, plus the Trading Price of such subsidiaries’ capital shares times (x) the number of ordinary shares represented by each ADR and (y) the number of shares of such subsidiaries’ capital shares distributed per ordinary share of the Underlying Equity Issuer. In the event a distribution pursuant to this paragraph occurs, following the record date for such distribution, the adjustments described in “— Dilution Adjustments” will also apply to such subsidiaries’ capital stock if any of the events described in “— Dilution Adjustments” occurs with respect to such capital stock.

Each dilution adjustment will be effected as follows:

•

in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of the Underlying Equity (or in the case of ADRs, of holders of ordinary shares of the Underlying Equity Issuer) entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution, or issuance is after this record date, at the time this dividend, distribution or issuance was announced by the Underlying Equity Issuer,

•	in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction,

•

in the case of any Excess Purchase Payment for which the Underlying Equity Issuer announces, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased, on the date of the announcement, and

•	in the case of any other Excess Purchase Payment, on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Equity Ratio will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by the Underlying Equity Issuer, or this dividend, distribution, issuance or

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repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Equity Ratio, the Initial Equity Price and the Downside Threshold Price will be further adjusted to the Equity Ratio, the Initial Equity Price and the Downside Threshold Price which would then have been in effect had adjustment for the event not been made. If a Reorganization Event described below occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the Equity Ratio will not be rescinded but will be applied to the Reorganization Event as provided for below.

The “Then-Current Market Price” of the common stock, for the purpose of applying any dilution adjustment, means the average Closing Price per share of common stock for the ten Trading Days immediately before this adjustment is effected or, in the case of an adjustment effected at the opening of business on the Business Day next following a record date, immediately before the earlier of the date the adjustment is effected and the related Ex-Date. For purposes of determining the Then-Current Market Price, the determination of the Closing Price by the calculation agent in the event of a Market Disruption Event, as described in the definition of Closing Price, may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to maturity.

The “Closing Price” of the Underlying Equity (or in the case of ADRs, of the ordinary shares of the Underlying Equity Issuer) (or any other security for which a Closing Price must be determined) on any date of determination will be (1) if the common stock or other security is listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal U.S. exchange on which the common stock or other security is listed or admitted to trading, and (2) if the common stock or other security are not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the common stock or other security is listed or admitted to trading on such exchange), the last quoted bid price for the common stock or other security in the over-the-counter market on that date as reported by the OTC Bulletin Board, the National Quotation Bureau or a similar organization. The determination of the Closing Price by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Valuation Date. If no closing sale price or last reported sale price is available pursuant to clauses (1) or (2) above or if there is a Market Disruption Event, the Closing Price on any date of determination, unless deferred by the calculation agent as described in the preceding sentence, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the common stock or other security obtained from as many dealers in such security (which may include Citigroup Global Markets or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. The term “OTC Bulletin Board” will include any successor to such service. If, during any period of ten Trading Days used to calculate the Then-Current Market Price, there occurs any event requiring an adjustment to be effected as described herein, then the Closing Price for each Trading Day in such period of ten Trading Days occurring prior to the day on which such adjustment is effected will be adjusted by being divided by the relevant dilution adjustment.

The “Ex-Date” relating to any dividend, distribution or issuance is the first date on which the shares of common stock trade in the regular way on their principal market without the right to receive this dividend, distribution or issuance.

In the event of any of the following “Reorganization Events”:

•

any consolidation or merger of the Underlying Equity Issuer, or any surviving entity or subsequent surviving entity of the Underlying Equity Issuer, with or into another entity, other than a merger or consolidation in which the Underlying Equity Issuer is the continuing corporation and in which the common stock outstanding immediately before the merger or consolidation are not exchanged for cash, securities or other property of the Underlying Equity Issuer or another issuer,

•	any sale, transfer, lease or conveyance to another corporation of the property of the Underlying Equity Issuer or any successor as an entirety or substantially as an entirety,

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•	any statutory exchange of securities of the Underlying Equity Issuer or any successor of the Underlying Equity Issuer with another issuer, other than in connection with a merger or acquisition, or

•	any liquidation, dissolution or winding up of the Underlying Equity Issuer or any successor of the Underlying Equity Issuer,

the Trading Price of the Underlying Equity on any Trading Day thereafter up to and including the Valuation Date will be deemed to be equal to the Transaction Value.

For ELKS based upon the shares of a company, the “Transaction Value” will equal the sum of (1), (2) and (3), below. For ELKS based upon ADRs, the “Transaction Value” will equal the number of ordinary shares of the Underlying Equity Issuer represented by each ADR times the sum of (1), (2) and (3), below:

(1) for any cash received in a Reorganization Event, the amount of cash received per share of common stock,

(2) for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the fair market value on the date the Reorganization Event is consummated of that property received per share of common stock, as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final, and

(3) for any Marketable Securities received in a Reorganization Event, an amount equal to the Closing Price per share of common stock of these Marketable Securities on the applicable Trading Day multiplied by the number of these Marketable Securities received for each share of common stock.

“Marketable Securities” are any perpetual equity securities or debt securities with a stated maturity after the maturity date, in each case that are listed on a U.S. national securities exchange. The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause (3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and maturity of the ELKS that would have required an adjustment as described above, had it occurred with respect to the Underlying Equity in the case of ELKS based upon the shares of a company (or with respect to the ordinary shares in the case of ELKS based upon ADRs) or the Underlying Equity Issuer. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above.

In the case of ELKS based upon the shares of a company, if the Underlying Equity has been subject to a Reorganization Event and the Trading Price of the Underlying Equity on any Trading Day thereafter, up to and including the Valuation Date, is less than or equal to the Downside Threshold Price, then each holder of the ELKS will have the right to receive per $10 principal amount of ELKS (i) cash in an amount equal to the Equity Ratio multiplied by the sum of clauses (1) and (2) in the definition of “Transaction Value” above and (ii) the number of Marketable Securities received for each share of Underlying Equity in the Reorganization Event multiplied by the Equity Ratio (or, if the holder elects, the cash value of the Marketable Securities).

In the case of ELKS based upon ADRs, if the ordinary shares have been subject to a Reorganization Event and the Trading Price of the Underlying Equity on any Trading Day thereafter, up to and including the Valuation Date, is less than or equal to the Downside Threshold Price, then each holder of the ELKS will have the right to receive per $10 principal amount of ELKS (i) cash in an amount equal to the Equity Ratio multiplied by (x) the sum of clauses (1) and (2) in the definition of “Transaction Value” above and (y) the number of ordinary shares represented by each ADR and (ii) the number of Marketable Securities received for each ordinary share in the Reorganization Event multiplied by (x) the number of ordinary shares represented by each ADR and (y) the Equity Ratio (or, if the holder elects, the cash value of the Marketable Securities).

With respect to ELKS based upon ADRs, the adjustments described herein assume that each ADR will continue to represent, directly or indirectly, the same number of ordinary shares of the Underlying Equity Issuer

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from the Pricing Date through to maturity. If the number of ordinary shares represented by an ADR changes, whether in conjunction with one of the foregoing adjustment events or otherwise, then all dilution adjustments relating to the Equity Ratio, the Initial Equity Price and the Downside Threshold Price will reflect the new ratio of ordinary shares to ADRs. If any of the events described above occurs with respect to ADRs and not with respect to or with proportional effect on the ordinary shares of the Underlying Equity Issuer, then the calculation agent will effect the applicable dilution adjustments based on the Trading Price and the outstanding number of ADRs.

For the purpose of adjustments described herein, each non-U.S. dollar value (whether a value of cash, property, securities or otherwise) shall be expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on the date of valuation, or if this rate is unavailable, such rate as the calculation agent may determine.

Citigroup Funding will be responsible for the calculation and effectuation of any adjustment described herein and will furnish the indenture trustee with notice of any such adjustment.

Delisting or Suspension of Trading in the Underlying ETF Shares; Termination of the Underlying ETF

If the underlying ETF Shares are delisted from, or trading of the shares is suspended on, the relevant stock exchange and a major U.S. exchange or market lists or approves for trading successor or substitute securities that the Calculation Agent determines, in its sole discretion to be comparable to the ETF Shares (any such securities, “Successor Shares”), the price of such Successor Shares will be substituted for all purposes, including but not limited to determining the Trading Price and the Closing Price. Upon any selection by the Calculation Agent of Successor Shares, the Calculation Agent will cause notice thereof to be furnished to the registered holders of the ELKS.

If the ETF Shares are delisted from, or trading of the ETF Shares is suspended on, the relevant stock exchange and successor shares that the Calculation Agent determines to be comparable to the ETF Shares are not listed or approved for trading on a major U.S. exchange or market, a successor or substitute security will be selected by the Calculation Agent, in its sole discretion, and the value of such successor or substitute security, as determined by the Calculation Agent in its sole discretion, will be substituted for all purposes, including but not limited to determining the Trading Price and the Closing Price. Upon any selection by the Calculation Agent of successor or substitute securities, the Calculation Agent will cause notice thereof to be furnished to the registered holders of the ELKS.

If the ETF is liquidated or otherwise terminated (a “Termination Event”), the Trading Price or Closing Price of the ETF shares on each Trading Day from the date of the Termination Event up to and including the Valuation Date will be determined by the Calculation Agent, in its sole discretion, and will be a fraction of the value of the index to which the ETF is linked (the “ETF Underlying Index”) (or any Successor Index, as defined below) at such time on such Trading Day or at the close of business on such Trading Day (taking into account any material changes in the method of calculating the index following such Termination Event) equal to that part of the value of the ETF Underlying Index represented by the Closing Price of the ETF Shares on the Trading Day prior to the occurrence of such Termination Event on which a Closing Price of the ETF Shares was available. The Calculation Agent will cause notice of the Termination Event and calculation of the Trading Price and Closing Price as described above to be furnished to registered holders of the ELKS.

If a Termination Event has occurred and the Index Publisher discontinues publication of the ETF Underlying Index and it or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the ETF Underlying Index a “Successor Index”), then the intra-day value or closing value of the ETF Underlying Index will be determined by reference to the intra-day value or closing value of that Successor Index. Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause notice to be furnished to us and the trustee, who will provide notice of the selection of the Successor Index to the registered holders of the ELKS.

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If a Termination Event has occurred and the Index Publisher discontinues publication of the ETF Underlying Index and a Successor Index is not selected by the Calculation Agent or is no longer published on each Trading Day from the date of the Termination Event up to and including the Valuation Date, the value to be substituted for the ETF Underlying Index for that date will be a value computed by the Calculation Agent for that date in accordance with the procedures last used to calculate the ETF Underlying Index prior to such discontinuance. In such case, on each Trading Day until the earlier to occur of (a) the determination of the amount payable at maturity and (b) a determination by the Calculation Agent that a Successor Index is available, the Calculation Agent will determine the value that is to be used in determining the value of the ETF Underlying Index as described in the preceding paragraph.

If a Termination Event has occurred and a Successor Index is selected or the Calculation Agent calculates a value as a substitute for the ETF Underlying Index as described above, the Successor Index or value will be substituted for the ETF Underlying Index for all purposes, including for purposes of determining whether a Trading Day or Market Disruption Event occurs. Notwithstanding these alternative arrangements, discontinuance of the publication of the ETF Underlying Index may adversely affect the value of the ELKS.

If a Termination Event has occurred and at any time the method of calculating the ETF Underlying Index or any Successor Index is changed in any material respect, or if the ETF Underlying Index or any Successor Index is in any other way modified so that the value of the ETF Underlying Index or the Successor Index does not, in the opinion of the Calculation Agent, fairly represent the value of that index had the changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of an index comparable to the ETF Underlying Index or the Successor Index as if the changes or modifications had not been made, and calculate the value of the index with reference to the ETF Underlying Index or any Successor Index. Accordingly, if the method of calculating the ETF Underlying Index or any Successor Index is modified so that the value of the ETF Underlying Index or the Successor Index is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust that index in order to arrive at a value of the index as if it had not been modified.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on us, Citigroup Inc. and the beneficial owners of the ELKS, absent manifest error.

Redemption at the Option of the Holder; Defeasance

The ELKS will not be subject to redemption at the option of any holder prior to maturity and will not be subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities — Defeasance.”

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to any ELKS shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the ELKS will be determined by the calculation agent and will equal, for each ELKS, the amount to be received at maturity, calculated as though the maturity of the ELKS were the date of early repayment. See “— Determination of the Amount To Be Received at Maturity” above. If a bankruptcy proceeding is commenced in respect of Citigroup Funding or Citigroup, the beneficial owner of an ELKS will not be permitted to make a claim for unmatured interest against the entity that becomes subject to a bankruptcy proceeding, and therefore, under Section 502(b)(2) of Title 11 of the United States Code, the claim of the beneficial owner of an ELKS will be capped at the cash equivalent of the amount to be received at maturity calculated as though the maturity date of the ELKS were the date of the commencement of the proceeding, plus an additional amount of coupon accrued on the principal amount of ELKS at the per annum rate applicable to the ELKS up to the date of the commencement of the proceeding.

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In case of default in payment at maturity of the ELKS, the ELKS shall bear interest, payable upon demand of the beneficial owners of the ELKS in accordance with the terms of the ELKS, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for. The rate at which the ELKS will bear interest in the event of a default in payment at maturity of the ELKS will be set forth in the applicable pricing supplement.

Paying Agent, Trustee, and CUSIP

Citibank, N.A. will serve as paying agent and registrar for the ELKS and will also hold the global securities representing each series of ELKS as custodian for DTC. The Bank of New York Mellon formerly known as The Bank of New York, as successor trustee to JPMorgan Chase Bank, N.A. under an indenture dated as of June 1, 2005, will serve as trustee for the ELKS.

The CUSIP number for each series of ELKS will be set forth in the applicable pricing supplement.

Calculation Agent

The calculation agent for each series of ELKS will be Citigroup Global Markets. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup and the holders of the relevant series of ELKS. Because the calculation agent is an affiliate of Citigroup Funding and Citigroup, potential conflicts of interest may exist between the calculation agent and the holders of the ELKS, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to holders of the ELKS. Citigroup Global Markets is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

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CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax consequences that may be relevant to a holder or a beneficial owner of the ELKS that is a citizen or resident of the United States or a domestic corporation or otherwise subject to United States federal income tax on a net income basis in respect of the ELKS (a “U.S. Holder”). All references to “holders” (including U.S. Holders) are to beneficial owners of the ELKS. This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this ELKS product supplement, all of which are subject to change at any time (possibly with retroactive effect). As the law is technical and complex, the discussion below necessarily represents only a general summary.

This summary addresses the U.S. federal income tax consequences to U.S. Holders who are initial holders of the ELKS and who will hold the ELKS and, if applicable, Underlying Equity as capital assets. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its individual investment circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations, taxpayers holding the ELKS as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated financial transaction, or persons whose functional currency is not the U.S. dollar. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This summary also does not address tax consequences specific to the ownership of the Underlying Equity. Before acquiring an ELKS, prospective investors should consult other publicly available sources of information concerning the tax treatment of the Underlying Equity. Special rules apply to taxpayers that own shares or ADRs of foreign companies treated as passive foreign investment companies for U.S. federal income tax purposes, or certain interests in such companies. The following discussion assumes that the Underlying Equity Issuer is not a passive foreign investment company for U.S. federal income tax purposes. Prospective investors should note that if that assumption is not accurate, then it is possible that the U.S. federal income tax consequences of owning an ELKS on underlying shares or ADRs of a foreign company would differ significantly from the consequences described below.

No statutory, judicial or administrative authority directly addresses the characterization of the ELKS or instruments similar to the ELKS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the ELKS are not certain. No ruling is being requested from the Internal Revenue Service (the “IRS”) with respect to the ELKS and no assurance can be given that the IRS will agree with the conclusions expressed herein. ACCORDINGLY, A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE ELKS SHOULD CONSULT ITS TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE ELKS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

In purchasing an ELKS, Citigroup Funding and each holder, unless otherwise required by law, agree to treat an ELKS for U.S. federal income tax purposes as a grant by the holder to Citigroup Funding of an option on a forward contract, pursuant to which forward contract, at maturity each holder will purchase Underlying Equity (or the cash equivalent) and under which option (a) at the time of issuance of the ELKS the holder deposits irrevocably with Citigroup Funding a fixed amount of cash to assure the fulfillment of the holder’s obligation described in clause (d) below, (b) until maturity Citigroup Funding will be obligated to pay interest to the holder, as compensation for the use of such cash deposit during the term of the ELKS, (c) Citigroup Funding will be obligated to pay an option premium to the holder in consideration for granting the option, which premium will be payable as part of any coupon payments, (d) if at maturity the holder is obligated to purchase Underlying Equity (or the cash equivalent), then such cash deposit less a portion thereof equal to the entire option premium unconditionally and irrevocably will be applied in full satisfaction of the holder’s purchase obligation, and the

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holder will receive a number of underlying shares or ADRs (or the cash equivalent) equal to the Equity Ratio under the ELKS, and (e) if at maturity the holder is not obligated to purchase Underlying Equity (or the cash equivalent), Citigroup Funding will return such cash deposit to the holder at maturity. (Prospective investors should note that cash proceeds of this offering will not be segregated by Citigroup Funding during the term of the ELKS, but instead will be commingled with Citigroup Funding’s other assets and applied in a manner consistent with the section “Use of Proceeds and Hedging” in the accompanying prospectus.) Under the characterization of the ELKS agreed to above, (i) the amount paid to Citigroup Funding in respect of the original issue of an ELKS will be treated as allocable in their entirety to the cash deposit attributable to such ELKS, (ii) any amount denominated as interest will be characterized as interest payable on such cash deposit, includible in the income of a U.S. Holder as interest in the manner described below, and (iii) any amount denominated as option premium will be characterized as option premium, includible in the income of a U.S. Holder in the manner described below. As discussed below, there is no assurance that the IRS will agree with this treatment, and alternative treatments of the ELKS could result in less favorable U.S. federal income tax consequences to a holder, including a requirement to accrue income on a current basis or to recognize gain on the receipt of Underlying Equity at maturity of the ELKS.

Taxation of Interest Payments.    Under the characterization of the ELKS agreed to above, the interest payments will be included in the income of a U.S. Holder as interest at the time that such interest is accrued or received in accordance with the U.S. Holder’s method of accounting.

Taxation of Option Premium Payments.    Under the characterization of the ELKS agreed to above, the option premium payments will not be included in the income of a U.S. Holder until sale or other taxable disposition of the ELKS or at retirement of the ELKS. Upon the sale or other taxable disposition of the ELKS or at maturity, as the case may be, the option premium payments will be treated in the manner described below.

Taxation of Retirement of an ELKS for Cash.    Under the characterization of the ELKS agreed to above, if at maturity the U.S. Holder receives cash, rather than underlying shares or ADRs, then such U.S. Holder (i) will include any interest payment in income as interest in the manner described above and (ii) will recognize short-term capital gain or loss equal to the difference between (x) the sum of cash received at maturity of the ELKS and the entire option premium (but not including any interest payment), and (y) its purchase price for the ELKS.

Taxation of Other Retirement of an ELKS.    Under the characterization of the ELKS agreed to above, if at maturity the U.S. Holder receives the appropriate number of underlying shares or ADRs pursuant to the U.S. Holder’s purchase obligation, then such U.S. Holder (i) will include any interest payment in income as interest in the manner described above and (ii) will recognize no gain or loss on the purchase of Underlying Equity by application of the cash deposit and on the receipt of the option premium. Under the treatment agreed to above, the U.S. Holder will have a tax basis in such Underlying Equity equal to the U.S. Holder’s purchase price for the ELKS, less (x) the entire option premium and less (y) the portion of the tax basis (which tax basis generally will be equal to the purchase price) of the ELKS allocable to any fractional share or ADR, as described in the next sentence. A U.S. Holder will recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares or ADRs, in an amount equal to the difference between the amount of cash received and the portion of the tax basis of the ELKS allocable to fractional shares or ADRs (based on the relative number of fractional shares or ADRs and full shares or ADRs delivered to the U.S. Holder). A U.S. Holder’s holding period for Underlying Equity received will begin on the day following the receipt of such Underlying Equity.

If, as a result of one or more dilution adjustments, at maturity the U.S. Holder receives any combination of cash and Marketable Securities, pursuant to the U.S. Holder’s purchase obligation, although not free from doubt, the U.S. Holder should allocate its tax basis in the ELKS, reduced by the amount of the entire option premium, pro rata to the cash and Marketable Securities received. Under this treatment, the U.S. Holder generally would be taxed as described in the preceding paragraph, except that the U.S. Holder’s tax basis in any Marketable Securities received would equal the pro rata portion of its tax basis in the ELKS, reduced by the entire option

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premium, allocated thereto and the U.S. Holder would recognize short-term capital gain or loss equal to the difference between the cash received and the portion of the tax basis in the ELKS, reduced by the entire option premium, allocated thereto.

If the sum of the value of the underlying shares or ADRs received by a U.S. Holder and the entire option premium is greater than the U.S. Holder’s purchase price for the ELKS, it is possible that the IRS would treat the U.S. Holder as if at maturity of the ELKS it had received a taxable cash payment from Citigroup Funding, and had then used that cash to purchase a number of underlying shares or ADRs. Under this treatment, the U.S. Holder would be required to recognize short-term capital gain equal to the difference between (x) the sum of the cash paid by Citigroup Funding to Citigroup Global Markets with respect to the U.S. Holder’s ELKS and the entire option premium (but not including any interest payment), and (y) the U.S. Holder’s purchase price for the ELKS. Under this treatment, the U.S. Holder’s tax basis in the underlying shares or ADRs received would be equal to the amount of cash paid by Citigroup Funding to Citigroup Global Markets with respect to the U.S. Holder’s ELKS. Citigroup Funding believes that, if at maturity of the ELKS a U.S. Holder receives Underlying Equity, for U.S. federal income tax purposes, it is reasonable to treat a U.S. Holder as purchasing Underlying Equity (rather than receiving cash) under the forward contract, because (a) a U.S. Holder is entitled to receive at maturity of the ELKS a number of underlying shares or ADRs equal to the Equity Ratio set forth in the terms of the ELKS, (b) the U.S. Holder will automatically receive such Underlying Equity, pursuant to a pre-existing agreement between Citigroup Funding and Citigroup Global Markets and deemed instructions from the holder to Citigroup Funding and Citigroup Global Markets, and (c) a U.S. Holder that wishes to receive the cash equivalent of such Underlying Equity must affirmatively instruct Citigroup Funding to deliver such cash.

Taxation of Sale or other Taxable Disposition of an ELKS prior to Maturity.    Under the characterization of the ELKS agreed to above, upon the sale or other taxable disposition of an ELKS, a U.S. Holder generally will recognize short-term capital gain or loss equal to the difference between (x) the sum of the amount realized on the sale or other taxable disposition (to the extent such amount is not attributable to accrued but unpaid interest, which will be taxed as such) and the option premium, if any (but not including any interest payment), previously paid to the U.S. Holder, and (y) the U.S. Holder’s purchase price for the ELKS.

Possible Alternative Characterizations.    Due to the absence of authority as to the proper characterization of the ELKS and the absence of any comparable instruments for which there is a widely accepted tax treatment, no assurance can be given that the IRS will accept, or that a court will uphold, the agreed-to characterization and tax treatment described above.

In the case of an ELKS with a term to maturity of greater than one year, because a holder will be entitled to cash in an amount (or, in certain limited cases, underlying shares or ADRs with a trading value) equal to or greater than the amount of the initial purchase price paid for the ELKS unless (i) the Trading Price of Underlying Equity is less than or equal to approximately the Downside Trigger Price provided in the applicable offering summary as superseded after pricing by the related pricing supplement at any time after the Pricing Date up to and including the third Trading Day before maturity and (ii) at maturity the Trading Price of Underlying Equity is less than the Initial Share Price, the IRS could seek to analyze the federal income tax consequences of owning ELKS under Treasury regulations governing contingent payment debt instruments (the “Contingent Payment Regulations”). The Contingent Payment Regulations are complex, but very generally apply the original issue discount rules of the Internal Revenue Code to a contingent payment debt instrument by requiring that original issue discount be accrued every year at a “comparable yield” for the issuer of the instrument, determined at the time of issuance of the obligation. In addition, the Contingent Payment Regulations require that a projected payment schedule, which results in such a “comparable yield”, be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected amounts. To the extent that the comparable yield as so determined exceeds the projected payments on a contingent debt instrument in any taxable year, the owner of that instrument will recognize ordinary interest income for that taxable year in excess of the cash the owner receives and such excess would increase the U.S. Holder’s tax basis in the debt instrument. In addition, any gain realized on the sale, exchange or redemption of a contingent payment debt instrument will

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be treated as ordinary income. Any loss realized on such sale, exchange or redemption will be treated as an ordinary loss to the extent that the holder’s original issue discount inclusions with respect to the obligation exceed prior reversals of such inclusions required by the adjustment mechanism described above. Any loss realized in excess of such amount generally will be treated as a capital loss.

The Contingent Payment Regulations apply only to debt instruments that provide for contingent payments. The ELKS offer no assurance that a holder’s investment will be returned to the holder at maturity; instead, at maturity, a holder may receive underlying shares or ADRs (or the cash equivalent) and the ELKS provide economic returns that are indexed to the performance of Underlying Equity if the Trading Price of Underlying Equity at any time after the Pricing Date up to and including the third Trading Day before maturity is less than or equal to approximately the Downside Trigger Price provided in the applicable offering summary as superseded after pricing by the related pricing supplement. Further, a holder may receive at maturity economic returns that are substantially lower or higher than the holder’s investment. Accordingly, Citigroup Funding believes that it is reasonable to treat the ELKS for U.S. federal income tax purposes, not as debt instruments, but as a grant of an option by the holders in respect of which holders have deposited a fixed amount of cash with Citigroup Funding, on which interest is payable at a fixed rate. If, however, the IRS were successfully to maintain that the Contingent Payment Regulations apply to the ELKS, then, among other matters, (i) a U.S. Holder will be required to include in income each year an accrual of interest at the annual rate provided in the applicable pricing supplement, compounded semi-annually (the “comparable yield” which will equal the interest paid on the ELKS), regardless of the U.S. Holder’s method of tax accounting, (ii) a U.S. Holder generally would recognize ordinary income or loss (as the case may be, under the rules summarized above) on the receipt of underlying shares or ADRs, rather than capital gain or loss on the ultimate sale of such Underlying Equity, and (iii) gain or loss realized by a U.S. Holder on the retirement for cash, sale or other taxable disposition of an ELKS generally would be characterized as ordinary income or loss (as the case may be, under the rules summarized above), rather than as short-term capital gain or loss.

Regardless of the term to maturity of an ELKS, it is also possible that the IRS could seek to characterize the ELKS in a manner that results in tax consequences different from those described above. Under alternative characterizations of the ELKS, it is possible, for example, that the IRS could maintain that amounts denominated as option premium (i) should be includible in the U.S. Holder’s income as interest in the manner described above regarding interest payments, or (ii) should be included in a U.S. Holder’s income even in a case where the ELKS is retired for Underlying Equity. Such treatment might arise, for example, if the IRS were successfully to maintain that amounts denominated as option premium (i) should be characterized for federal income tax purposes as interest, or (ii) should be treated as a return on the U.S. Holder’s investment in the ELKS that constitutes income. In addition, as described above under “Taxation of Other Retirement of an ELKS,” a U.S. Holder may be required by the IRS to recognize capital gain even in a case where the ELKS are retired for Underlying Equity.

On December 7, 2007, the IRS and U.S. Treasury Department issued a notice (the “Notice”) that requested public comments on a comprehensive list of tax policy issues raised by prepaid forward contracts, which include financial instruments similar to the ELKS. The Notice contemplates that such instruments may become subject to taxation on a current accrual basis under one or more possible approaches, including a mark-to-market methodology; a regime similar to the Contingent Payment Regulations; categorization of prepaid forward contracts as debt; and treatment of prepaid forward contracts as “constructive ownership” transactions. The Notice also contemplates that all (or significant portions) of an investor’s returns under prepaid forward contracts could be taxed at ordinary income rates (as opposed to capital gains rates). It is currently impossible to predict what guidance, if any, will be issued as a result of the Notice, and whether any such guidance could have retroactive effect.

In addition, legislation has been introduced for consideration in the United States Congress that, if enacted into law, would require current accrual of interest income on prepaid derivative contracts with a term of more than one year (which would include financial instruments similar to the ELKS with a term of more than one year)

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acquired after the date of the legislation’s enactment. The legislation also would implement special income accrual rules for publicly traded prepaid derivative contracts. The schedule for consideration of this legislation and the outcome of the legislative process currently is uncertain.

Non-United States Holders

In the case of a holder of an ELKS that is not a U.S. person (a “Non-U.S. Holder”) and does not hold more than 5% in value of either the outstanding ELKS or the outstanding underlying shares or ADRs, the interest payments made with respect to the ELKS should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements.

Any capital gain realized upon the sale or other disposition of the ELKS by a Non-U.S. Holder will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

In the Notice discussed above, the IRS and U.S. Treasury Department specifically question whether, and to what degree, payments (or deemed accruals) in respect of a prepaid forward contract should be subject to withholding. Accordingly, it is possible that future guidance could be issued as a result of the Notice requiring us to withhold on payments made to non-U.S. Holders under the ELKS.

Recent Legislative Developments Potentially Affecting Taxation of ELKS Held By or Through Foreign Entities

Proposed legislation recently introduced in the United States Congress would generally impose a withholding tax of 30 percent on interest income from the ELKS and the gross proceeds of a disposition of the ELKS paid to a foreign financial institution, unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). The proposed legislation would also generally impose a withholding tax of 30 percent on interest income from the ELKS and the gross proceeds of a disposition of the ELKS paid to a non-financial foreign entity unless such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. Under certain circumstances, a Non-U.S. Holder of the ELKS might be eligible for refunds or credits of such taxes. Investors are encouraged to consult with their own tax advisors regarding the possible implications of this proposed legislation on their investment in the ELKS.

Estate Tax

In the case of a holder of an ELKS that is an individual who will be subject to U.S. federal estate tax only with respect to U.S. situs property (generally an individual who at death is neither a citizen nor a domiciliary of the United States) or an entity the property of which is potentially includable in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), the holder of an ELKS should note that, absent an applicable treaty benefit, the ELKS may be treated as U.S. situs property for U.S. federal estate tax purposes. Prospective investors are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the ELKS.

Backup Withholding and Information Reporting

A U.S. Holder of an ELKS may be subject to information reporting and to backup withholding on certain amounts paid to the U.S. Holder unless such U.S. Holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies

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as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding will be allowed as a credit against such U.S. Holder’s federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.

PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

The terms and conditions set forth in the Global Selling Agency Agreement dated April 20, 2006, among Citigroup Funding, Citigroup and the agents named therein, including Citigroup Global Markets, will govern the sale and purchase of the ELKS.

The applicable offering summary as superseded after pricing by the related pricing supplement will specify whether a particular series of ELKS is expected to be listed on a securities exchange.

In order to hedge its obligations under the ELKS, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors Relating to the ELKS — The Market Value of the ELKS May Be Affected by Certain Purchases and Sales by Affiliates of Citigroup Funding” in this ELKS product supplement, “Risk Factors — Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, each offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will NOT be permitted to purchase the ELKS, either directly or indirectly, without the prior written approval of the customer.

ERISA MATTERS

Each purchaser of the ELKS or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the ELKS through and including the date of disposition of such ELKS that either:

(a) it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b) if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the ELKS or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the ELKS or (B) its acquisition and holding of the ELKS is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement. Please also refer to the section “ERISA Matters” in the accompanying prospectus.

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We are responsible for the information contained or incorporated by reference in this ELKS product supplement, prospectus supplement and prospectus, and the accompanying offering summary or pricing supplement, as the case may be. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this ELKS product supplement, prospectus supplement and prospectus is accurate as of any date other than the date on the front of such document. We are not making an offer of these securities in any state where the offer is not permitted.

Page
ELKS Product Supplement
Summary Information—Q&A	EPS-2
Risk Factors Relating to the ELKS	EPS-8
Description of the ELKS	EPS-15
Certain United States Federal Income Tax Considerations	EPS-27
Plan of Distribution; Conflicts of Interest	EPS-32
ERISA Matters	EPS-32

Prospectus Supplement
Risk Factors	S-3
Important Currency Information	S-7
Description of the Notes	S-8
Certain United States Federal Income Tax Considerations	S-34
Plan of Distribution; Conflicts of Interest	S-41
ERISA Matters	S-42

Prospectus
Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	9
Citigroup Funding Inc.	10
Use of Proceeds and Hedging	10
European Monetary Union	11
Description of Debt Securities	11
Description of Index Warrants	22
Description of Debt Security and Index Warrant Units	25
Plan of Distribution; Conflicts of Interest	26
ERISA Matters	29
Legal Matters	29
Experts	29

Citigroup Funding Inc.

Medium-Term Notes, Series D

Equity LinKed Securities (ELKS®)

$10 Principal Amount per ELKS

Any Payments Due from

Citigroup Funding Inc.

Fully and Unconditionally Guaranteed

by Citigroup Inc.

ELKS Product Supplement

February 14, 2011

(Including Prospectus Supplement

Dated February 11, 2011 and Prospectus Dated February 11, 2011)

Citi